Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259014

Prospectus Supplement No. 2
(to Prospectus dated April 14, 2022)

N-able, Inc.

Up to 20,623,282 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus, dated April 14, 2022, as previously supplemented by that prospectus supplement dated May 12, 2022 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259014). This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission, or the SEC, on May 26, 2022 reporting the results for the N-able, Inc. Annual Meeting of Shareholders held on May 25, 2022, which is set forth below.

The Prospectus and this prospectus supplement relate to the sale of up to 20,623,282 shares of our common stock which may be resold from time to time by the selling shareholders identified in the Prospectus, of which 11,060,850 remain unsold by the selling stockholders as of March 9, 2022. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling shareholders.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

We are a “controlled company” under the corporate governance rules of the New York Stock Exchange (the “NYSE”) applicable to listed companies, and therefore we are permitted to elect not to comply with certain corporate governance requirements thereunder. Although we believe we meet these requirements, if at any time we cease to be a controlled company, we will be required to take all action necessary to comply with the the corporate governance standards of the NYSE. For more information, see the discussion under the heading “Management—Controlled Company” in the Prospectus.

Our common stock is listed on the NYSE under the ticker symbol “NABL.” On May 25, 2022, the last reported sale price of our common stock was $9.86 per share.

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to provide in this prospectus more limited disclosures than an issuer that would not so qualify. In addition, for so long as we remain an emerging growth company, we may take advantage, for a period of time, of certain exceptions from the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010.

In reviewing this prospectus, you should carefully consider the matters described under the heading “Risk Factors” in the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 26, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
May 25, 2022
Date of Report (Date of earliest event reported)

N-able, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40297	85-4069861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
30 Corporate Drive
Suite 400
Burlington, Massachusetts 01803
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (781) 328-6490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	NABL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.
N-able, Inc. (the “Company”) held its annual meeting of stockholders on May 25, 2022 (the “Annual Meeting”). As of March 31, 2022, the record date for the Annual Meeting, 179,965,391 shares of the Company’s common stock were outstanding and entitled to vote at the Annual Meeting. A summary of the matters voted upon by the stockholders and the final voting results for each such matter are set forth below.

Proposal One: Election of Class I Directors

Each of the following persons was duly elected by the Company’s stockholders as a Class I director to serve for a term of three years expiring at the 2025 annual meeting of stockholders or until a successor has been duly elected and qualified, with votes as follows.

Class I Director	For	Withheld	Broker Non-Votes

William Bock	129,491,543	28,051,545	4,679,550
Kristin Nimsger Weston	130,415,784	27,127,304	4,679,550
John Pagliuca	123,636,150	33,906,938	4,679,550

Proposal Two: Ratification of Appointment of Company’s Independent Registered Public Accounting Firm

The appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 was ratified by the stockholders, with votes as follows:

For	Against	Abstain	Broker Non-Votes

162,187,440	29,368	5,830	—

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

N-able, Inc.

Dated:	May 26, 2022	By:	/s/ Tim O'Brien

Tim O'Brien
Chief Financial Officer